Exhibit 10.8

PERSONAL AND CONFIDENTIAL

To: Mr. Miroslaw ZIELINSKI                             Lausanne, February 27, 2017

Subject: Merit Increase

Dear Miroslaw,

Further to your annual performance assessment we confirm that your 2017 merit increase amounts to 2.16%.

As a result of this increase, effective April 1, 2017, the following conditions of your employment have been modified according to the information detailed below:

Gross Base Salary: CHF 945’009.-- annually, CHF 72’693.-- monthly

Comparatio: 105%

All other conditions relating to your employment with Philip Morris International Management SA remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

/S/ RALF ZYSK
Ralf Zysk
Vice President Compensation & Benefits
and International Assignments

Avenue de Rhodanie 50, 1007 Lausanne, Switzerland T:+41 (58) 242 00 00, F: +41 (58) 242 01 11